Exhibit 99.1

FOR RELEASE: Thursday, July 30, 2020 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE THREE MONTHS AND YEAR ENDED JUNE 30, 2020
Shreveport, Louisiana – July 30, 2020 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended June 30, 2020 of $1.0 million, compared to $1.2 million for the three months ended June 30, 2019. The Company’s basic and diluted earnings per share were $0.63 and $0.61, respectively, for the three months ended June 30, 2020 compared to basic and diluted earnings per share of $0.66 and $0.62, respectively, for the three months ended June 30, 2019. The Company reported net income of $3.9 million for the year ended June 30, 2020 compared to $4.7 million for the year ended June 30, 2019. The Company’s basic and diluted earnings per share were $2.29 and $2.14, respectively, for the year ended June 30, 2020 compared to $2.68 and $2.50, respectively, for the year ended June 30, 2019.
The Company reported the following key achievements during fiscal 2020:
❖	Total deposits increased $72.6 million or 18.7% to $460.8 million at year end.
❖	Total assets increased $75.8 million or 17.1% to $518.2 million at year end.
❖	Total loans receivable increased $35.8 million or 11.0% to $359.9 million at year end.

In light of the events surrounding the COVID-19 epidemic, the Company is continually assessing the effects of the pandemic on its employees, customers and communities.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  The Company has worked diligently to help support its customers through the SBA Paycheck Protection Program (“SBA PPP”), loan modifications and loan deferrals.  As of June 30, 2020, Home Federal Bank has funded 374 SBA PPP loans totaling approximately $46.2 million to existing customers and key prospects located primarily in our trade area of NW Louisiana.  Our commercial lenders and operational support staff have worked diligently to accomplish what seemed to be an insurmountable task in providing a lifeline to our small community businesses.  We believe the customer interaction during this time provides a real opportunity to broaden and deepen our customer relationships while benefiting our community.
Home Federal Bank is also working with customers affected by COVID-19 through payment accommodations on their loans. Borrowers who were current prior to becoming affected by COVID-19, that received payment accommodations as a result of the pandemic, generally are not reported as past due. Effects of COVID-19 may negatively impact management assumptions and estimates, such as the allowance for loan losses.  The Bank is evaluating all payment accommodations to customers to identify and quantify any impact they might have on the Bank. However, it is difficult to assess or predict how and to what extent COVID-19 will affect the Company in the future.
The $123,000 decrease in net income for the three months ended June 30, 2020 resulted primarily from a $411,000, or 14.4%, increase in non-interest expense, and a $300,000, or 200.0%, increase in provision for loan losses, partially offset by an increase of $379,000, or 10.3%, in net interest income, a $177,000, or 22.3%, increase in non-interest income and a decrease of $32,000, or 10.7%, in provision for income taxes.  The increase in net interest income for the three months ended June 30, 2020 was due to a $209,000, or 16.2%, decrease in total interest expense, and an increase of $170,000, or 3.4%, in total interest income, primarily due to a 34 basis point reduction in the average rate on interest bearing liabilities. The Company’s average interest rate spread was 3.08% for the three months ended June 30, 2020 compared to 3.24% for the three months ended June 30, 2019. The Company’s net interest margin was 3.40% for the three months ended June 30, 2020 compared to 3.56% for the three months ended June 30, 2019. The decrease in net interest margin on a comparative quarterly basis was primarily the result of a decrease of 50 basis points in the average yield on average balances of interest-earning assets mainly due to an increase in interest-earning deposits earning only 15 basis points for the three months ended June 30, 2020 compared to 234 basis points for the prior year due to the substantial rate decrease in overnight rates at the Federal Home Loan Bank, First National Bankers Bank, and Texas Independent Bank.

The decrease in net income for the year ended June 30, 2020 resulted primarily from an increase of $1.3 million, or 11.8%, in non-interest expense, a $1.3 million, or 215.2%, increase in the provision for loan losses, and a decrease of $132,000, or 0.9% in net interest income partially offset by an increase of $1.5 million, or 63.5%, in non-interest income and a $326,000, or 25.4%, decrease in the provision for income taxes. The decrease in net interest income for the year was due to a $622,000, or 13.7%, increase in interest expense on borrowings and deposits, partially offset by a $490,000, or 2.5%, increase in total interest income. The Company’s average interest rate spread was 3.13% for the year ended June 30, 2020 compared to 3.50% for the year ended June 30, 2019. The Company’s net interest margin was 3.46% for the year ended June 30, 2020 compared to 3.78% for the year ended June 30, 2019.  The decrease in the average interest rate spread and net interest margin was attributable primarily to a decrease of 26 basis points in average rate on interest earning assets for the year, from 4.90% at June 30, 2019 to 4.64% at   June 30, 2020.
The following tables set forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended June 30,
	2020		2019
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$365,917	5.23%	$329,800	5.43%
Investment securities	65,252	2.10	67,886	2.38
Interest-earning deposits	46,659	0.15	16,297	2.34
Total interest-earning assets	$477,828	4.31%	$413,983	4.81%

Interest-bearing liabilities:
Savings accounts	$79,179	0.81%	$35,647	0.61%
NOW accounts	37,718	0.34	30,705	0.57
Money market accounts	74,188	0.45	76,322	1.21
Certificates of deposit	160,033	1.95	186,344	2.03
Total interest-bearing deposits	351,118	1.20	329,018	1.55
Other bank borrowings	1,927	3.33	234	5.13
FHLB advances	1,085	4.79	1,280	5.02
Total interest-bearing liabilities	$354,130	1.23%	$330,532	1.57%

	For the Year Ended June 30,
	2020		2019
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$340,302	5.42%	$326,994	5.52%
Investment securities	69,073	2.26	63,029	2.32
Interest-earning deposits	29,326	1.17	14,613	2.24
Total interest-earning assets	$438,701	4.64%	$404,636	4.90%

Interest-bearing liabilities:
Savings accounts	$63,719	1.10%	$35,449	0.55%
NOW accounts	33,206	0.53	30,617	0.54
Money market accounts	74,190	0.98	72,266	1.05
Certificates of deposit	167,666	2.05	178,823	1.82
Total interest-bearing deposits	338,781	1.49	317,155	1.38
Other bank borrowings	1,228	4.23	172	5.23
FHLB advances	1,197	4.76	4,697	3.04
Total interest-bearing liabilities	$341,206	1.51%	$322,024	1.41%

The $177,000 increase in non-interest income for the three months ended June 30, 2020 compared to the prior year quarterly period was primarily due to increases of $245,000 in gain on sale of loans, and $2,000 in other income, partially offset by decreases of $65,000 in service charges on deposit accounts, $4,000 in loss on sale of real estate, and $1,000 on income from bank owned life insurance. The $1.5 million increase in non-interest income for the year ended June 30, 2020, compared to the prior year, was primarily due to an increase of $925,000 in gain on sale of loans, a decrease of $345,000 in loss on sale of real estate,  an increase of $219,000 in gain on sale of securities, and an increase of  $44,000 in service charges on deposit accounts, partially offset by a decrease of $18,000 in other income, and a decrease of $1,000 on income from bank owned life insurance. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk. The increase in gain on sale of loans for the year ended June 30, 2020 over the prior year reflects an increase in the amount of loans sold primarily due to the low interest rate environment.
The $411,000 increase in non-interest expense for the three months ended June 30, 2020, compared to the same period in 2019, is primarily attributable to increases of $382,000 in compensation and benefits expense, $58,000 in occupancy and equipment expense, $51,000 in other non-interest expense, $14,000 in franchise and bank shares tax expense, $11,000 in data processing, $10,000 in loan and collection expense, $8,000 in legal fees, and $8,000 in deposit insurance premiums. The increases were partially offset by decreases of $98,000 in advertising expense and $33,000 in audit and examination fees. The $1.3 million increase in non-interest expense for the year ended June 30, 2020, compared to the year ended  June 30, 2019, is primarily attributable to increases of $1.2 million in compensation and benefits expense,  $168,000 in occupancy and equipment expense, $67,000 in franchise and bank shares tax expense, $41,000 in data processing expense, and $27,000 in loan and collection expense partially offset by decreases of $72,000 in advertising expense, $57,000 in audit and examination fees, $49,000 in legal fees, $39,000 in deposit insurance premiums, and $20,000 in other non-interest expense.  The increase in compensation and benefits expense for the fiscal year ended June 30, 2020 was primarily due to increased payroll costs in our mortgage division due to high volume of mortgage loan sales, along with additional costs related to a new branch that was opened in March 2019, additional hires in our commercial department, and normal annual payroll increases.
At June 30, 2020, the Company reported total assets of $518.2 million, an increase of $75.8 million, or 17.1%, compared to total assets of $442.5 million at June 30, 2019. The increase in assets was comprised primarily of increases in cash and cash equivalents of $36.8 million, or 203.0%, from $18.1 million at June 30, 2019 to $54.9 million at June 30, 2020, loans receivable net of $35.8 million, or 11.0%, from $324.1 million at June 30, 2019 to $359.9 million at June 30, 2020, loans held-for-sale of $6.2 million, or 71.9%, from $8.6 million at June 30, 2019 to $14.8 million at June 30, 2020, other assets of $1.1 million, or 12.0%, from $8.8 million at June 30, 2019 to $9.9 million at June 30, 2020, and premises and equipment of $558,000, or 4.1%, from $13.6 million at June 30, 2019 to $14.1 million at June 30, 2020.  These increases were partially offset by decreases in investment securities of $4.1 million, or 6.1%, from $67.0 million at June 30, 2019 to $62.9 million at June 30, 2020, real estate owned of $416,000, or 30.5%, from $1.4 million at June 30, 2019 to $950,000 at June 30, 2020, and deferred tax assets of $92,000, or 10.8%, from $849,000 at June 30, 2019 to $757,000 at June 30, 2020.  The decrease in investment securities was primarily due to $17.0 million of principal repayments on mortgage backed securities and $9.6 million from the sale of mortgage backed securities, partially offset by the purchases of $21.2 million of mortgage-backed securities, a purchase of one municipal bond for $245,000, and an increase of $1.1 million in the market value adjustments on available for sale securities.  The increase in loans held-for-sale resulted primarily from an increase in loans originated for sale during the year ended June 30, 2020.  The decrease in real estate owned was due to the sale of four one-to-four family residences and one residential lot during the year ended June 30, 2020.

Total liabilities increased $75.6 million, or 19.3%, from $392.1 million at June 30, 2019 to $467.7 million at June 30, 2020 primarily due to an increase in total deposits of $72.6 million that consisted of roughly $46.2 million related to PPP loans funded, or 18.7%, to $460.8 million at June 30, 2020 compared to $388.2 million at June 30, 2019, an increase in other borrowings of $1.9 million, or 411.1%, from $450,000 at June 30, 2019 to $2.3 million at June 30, 2020, and an increase of $1.4 million, or 64.1%, in other liabilities from $2.1 million at June 30, 2019 to $3.5 million at June 30, 2020, partially offset by a decrease of $295,000, or 21.8%, in advances from the Federal Home Loan Bank from $1.4 million at June 30, 2019 to $1.1 million at June 30, 2020.  The increase in deposits was primarily due to a $44.2 million, or 111.8%, increase in savings deposits from $39.6 million at June 30, 2019 to $83.8 million at June 30, 2020, a $44.0 million, or 74.3%, increase in non-interest bearing deposits from $59.4 million at June 30, 2019 to $103.4 million at June 30, 2020, and a $10.3 million, or 33.2%, increase in NOW accounts from $31.0 million at June 30, 2019 to $41.4 million at June 30, 2020,  partially offset by a decrease of $25.7 million, or 14.0%, in certificates of deposit from $183.3 million at June 30, 2019 to $157.6 million at June 30, 2020, and a decrease in money market deposits of $297,000, or 0.4%, from $74.9 million at June 30, 2019 to $74.6 million at June 30, 2020. The Company had $16.1 million in brokered deposits at June 30, 2020 compared to $11.2 million at June 30, 2019.  The decrease in advances from the Federal Home Loan Bank was primarily due to principal paydowns on amortizing advances.
At June 30, 2020, the Company had $7.0 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $5.1 million of non-performing assets at June 30, 2019, consisting of two commercial business loans, three commercial real estate loans, five single-family residential loans, one lot loan, one land loan, and two commercial real estate loans in other real estate owned at June 30, 2020, compared to five single-family residential loans, two line of credit loans, two commercial business loans, one lot loan, one land loan, one residential lot in other real estate owned, and two properties that secured single-family residential loans in other real estate owned at June 30, 2019.  The increase in non-performing assets from $5.1 million at June 30, 2019 to $7.0 million at June 30, 2020 was primarily due to a $2.3 million borrower relationship, consisting of six loans to one borrower which include three commercial real estate loans, two non-real estate loans, and one single family residential loan that were placed on non-accrual status.  The six loans had previously been paying interest only payments and were classified as troubled debt restructurings in the fiscal year ended June 30, 2019.  At June 30, 2020, the Company had four single family residential loans, two commercial land and lot development loans, and six loans to one borrower consisting of three commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard compared to four single family residential loans, one line of credit loan, two commercial business loans, two commercial land and lot development loans, and six loans to one borrower consisting of three commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard at June 30, 2019. There were no loans classified as doubtful at June 30, 2020 or June 30, 2019.

Under the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. Similarly, the Financial Accounting Standards Board has confirmed that short-term modifications made on a good-faith basis in response to COVID-19 to loan customers who were current prior to any relief will not be considered troubled debt restructurings.

The Bank handles loan payment modification requests on a case-by-case basis. Through June 30, 2020, we modified 216 loans with principal balances totaling $84.1 million representing 23.0% of our loans outstanding as of June 30, 2020. A majority of deferrals are three-month payment deferrals of principal and interest, with payments after deferral increased to collect amounts deferred.  It is too early to determine if these modified loans will perform in accordance with their modified terms.

Details with respect to actual loan modifications are as follows:

	Number of Covid-19 Deferments June 30, 2020	Balance (in thousands)	Percent of Total Loans at June 30, 2020
One-to-Four family residential	101	$27,705	25.6%
Commercial real estate	40	28,278	32.5
Multi-family residential	9	18,046	38.0
Land	7	1,190	6.6
Construction	1	680	8.3
Equity and second mortgage	--	--	--
Equity lines of credit	19	1,586	12.9
Commercial business	39	6,609	8.1
Consumer	--	--	--
Total	216	$84,094	23.0%

Shareholders’ equity increased $193,000, or 0.4%, to $50.5 million at June 30, 2020 from $50.3 million at June 30, 2019.  The primary reasons for the changes in shareholders’ equity from June 30, 2019 were the acquisition of Company stock of $4.1 million and dividends paid totaling $1.1 million, partially offset by net income of $3.9 million, the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $667,000, an increase in the Company’s accumulated other comprehensive income of $895,000, and proceeds from the issuance of common stock from the exercise of stock options of $65,000.

The Company repurchased 131,254 shares of its common stock under its stock repurchase program during the year ended June 30, 2020 at an average price per share of $31.50. On September 11, 2019, the Company announced that its Board of Directors approved a ninth stock repurchase program for the repurchase of up to 90,000 shares. As of the date hereof, the ninth stock repurchase program has been completed.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”.  We undertake no obligation to update any forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loans, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	June 30, 2020	June 30, 2019
	(Unaudited)
ASSETS

Cash and cash equivalents	$54,871	$18,108
Securities available-for-sale at fair value	42,060	41,655
Securities held-to-maturity (fair value June 30, 2020: $21,796; June 30, 2019: $25,532)	20,858	25,349
Loans held-for-sale	14,798	8,608
Loans receivable, net of allowance for loan losses (June 30, 2020: $4,081; June 30, 2019: $3,452)	359,927	324,134
Premises and equipment, net	14,112	13,554
Deferred tax asset	757	849
Real estate owned	950	1,366
Other assets	9,887	8,830

Total assets	$518,220	$442,453

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$460,810	$388,164
Advances from the Federal Home Loan Bank of Dallas	1,060	1,355
Other Borrowings	2,300	450
Other liabilities	3,515	2,142

Total liabilities	467,685	392,111

Shareholders’ equity	50,535	50,342

Total liabilities and shareholders’ equity	$518,220	$442,453

Home Federal Bancorp, Inc. of Louisiana CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest income
Loans, including fees	$4,773	$4,465	$18,435	$18,058
Investment securities	9	16	52	62
Mortgage-backed securities	341	386	1,559	1,398
Other interest-earning assets	9	95	290	328
Total interest income	5,132	4,962	20,336	19,846
Interest expense
Deposits	1,053	1,272	5,045	4,380
Federal Home Loan Bank borrowings	13	16	57	143
Other bank borrowings	16	3	52	9
Total interest expense	1,082	1,291	5,154	4,532
Net interest income	4,050	3,671	15,182	15,314

Provision for loan losses	450	150	1,891	600
Net interest income after provision for loan losses	3,600	3,521	13,291	14,714

Non-interest income
Gain on sale of loans	729	484	2,480	1,555
Loss on sale of real estate	(4)	--	--	(345)
Gain on sale of securities	--	--	219	--
Income on bank owned life insurance	34	35	139	140
Service charges on deposit accounts	198	263	1,019	975
Other income	14	12	42	60

Total non-interest income	971	794	3,899	2,385

Non-interest expense
Compensation and benefits	2,030	1,648	7,687	6,443
Occupancy and equipment	446	388	1,527	1,359
Data processing	139	128	574	533
Audit and examination fees	20	53	185	242
Franchise and bank shares tax	111	97	459	392
Advertising	33	131	290	362
Legal fees	119	111	495	544
Loan and collection	91	81	317	290
Deposit insurance premium	37	29	49	88
Other expenses	240	189	800	820

Total non-interest expense	3,266	2,855	12,383	11,073

Income before income taxes	1,305	1,460	4,807	6,026
Provision for income tax expense	267	299	957	1,283

NET INCOME	$1,038	$1,161	$3,850	$4,743

EARNINGS PER SHARE

Basic	$0.63	$0.66	$2.29	$2.68
Diluted	$0.61	$0.62	$2.14	$2.50

	Three Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019

Selected Operating Ratios(1):
Average interest rate spread	3.08%	3.24%	3.13%	3.50%
Net interest margin	3.40%	3.56%	3.46%	3.78%
Return on average assets	0.82%	1.05%	0.83%	1.10%
Return on average equity	8.27%	9.37%	7.74%	9.82%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	1.34%	1.15%	1.34%	1.15%
Allowance for loan losses as a percent of non-performing loans	58.56%	92.3%	58.56%	92.3%
Allowance for loan losses as a percent of total loans receivable	1.12%	1.05%	1.12%	1.05%

Per Share Data:
Shares outstanding at period end	1,724,512	1,845,482	1,724,512	1,845,482
Weighted average shares outstanding:
Basic	1,644,151	1,748,218	1,681,816	1,767,736
Diluted	1,712,906	1,874,634	1,797,385	1,894,011
Tangible book value at period end	$29.30	$27.28	$29.30	$27.28

(1) Ratios for the three month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow Chairman of the Board, President and Chief Executive Officer (318) 222-1145